Exhibit 99.1

Viking Therapeutics Initiates Clinical Trial for VK5211, a Selective Androgen

Receptor Modulator (SARM), for Acute Hip Fracture

SAN DIEGO, CA – September 1, 2015 – Viking Therapeutics, Inc. (“Viking”) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders, today announced that it has initiated the clinical development program for VK5211, the company’s lead program for muscle and bone disorders. VK5211 is an orally available, non-steroidal selective androgen receptor modulator (SARM) being developed for the treatment of patients recovering from non-elective hip fracture surgery.

Investigators have dosed the first subjects in the initial portion of the VK5211 clinical program, which consists of a brief safety, tolerability and pharmacokinetic study in healthy elderly subjects. This will be followed by a randomized, double-blind, parallel group, placebo-controlled Phase 2 study to evaluate the efficacy, safety and tolerability of VK5211 in patients recovering from hip fracture surgery. Approximately 120 patients will be enrolled in the efficacy study with the primary objective of determining the effects of VK5211 on lean body mass after 12 weeks of treatment. Secondary and exploratory objectives include assessments of functional performance, quality-of-life and activities of daily living, as well as safety, tolerability and pharmacokinetic assessments. Viking anticipates that the first patient in the efficacy study will be dosed in the fourth quarter of 2015.

“We believe VK5211 has the potential to meet a significant unmet medical need in the hip fracture setting based on the drug’s potent anabolic effect on both lean body mass and bone mineral density. These unique characteristics may benefit patients recovering from surgery, where loss of muscle and bone contribute to the poor recoveries and increased risk of further complications that are often observed,” said Brian Lian, Ph.D., chief executive officer of Viking Therapeutics. “In addition to our exciting progress with VK5211, we are also looking forward to key near-term milestones for pipeline programs, including the planned fourth quarter initiation of a Phase 2 trial of our novel thyroid beta agonist VK2809 in patients with hypercholesterolemia and fatty liver disease, as well as the continued advancement of our thyroid agonist program in the orphan disease X-linked adrenoleukodystrophy (X-ALD).”

About VK5211

VK5211 is an orally available, non-steroidal selective androgen receptor modulator (SARM) entering Phase 2 development for the treatment of patients recovering from non-elective hip fracture surgery. VK5211 belongs to a family of novel orally available, non-steroidal SARM compounds based on tissue-specific gene expression and other functional, cell-based technologies. Viking believes that VK5211 has the potential to produce the therapeutic benefits of testosterone with improved safety, tolerability and patient acceptance due to a tissue-selective mechanism of action and an oral route of administration. In Phase 1 clinical trials, VK5211 demonstrated statistically significant increases in lean body mass among treated subjects following 21 days of treatment. In a pre-clinical model of osteoporosis, VK5211 demonstrated improvements in bone mineral density, bone mineral content, bone strength, and other measures.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders. The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives. Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated. The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, entering Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes. Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy and lipid disorders, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking’s expectations regarding its development activities, timelines and milestones, as well as VK5211’s potential to produce therapeutic benefits. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking’s product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements.

Contacts:

Viking Therapeutics, Inc.

Brian Lian, President and CEO

blian@vikingtherapeutics.com

858-704-4660

Vida Strategic Partners

Stephanie Diaz (Investors)

sdiaz@vidasp.com

415-675-7401

Tim Brons (Media)

tbrons@vidasp.com

(646) 319-8981